Exhibit 99.1

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000
CARRIZO OIL & GAS, INC. PRICES REGISTERED DIRECT OFFERING OF 1.8 MILLION SHARES OF COMMON STOCK
HOUSTON, September 12, 2007 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported that it has received commitments to purchase 1.8 million shares of its common stock (or approximately 6.8% of the fully diluted shares outstanding) from certain qualified investors in a registered direct offering at a price of $41.40 per share. The shares are being offered through a prospectus supplement to the Company’s effective shelf registration statement. The net proceeds to Carrizo from the offering, after placement agents’ commissions and reimbursed expenses, will be approximately $72.1 million. Carrizo intends to use substantially all of the net proceeds to fund in part its capital expenditure program, including its drilling and leasing programs in the Barnett Shale, appraisal well drilling in the North Sea and for other corporate purposes. Pending those uses, Carrizo intends to use a portion of the net proceeds to repay the $50 million outstanding borrowings under its revolving credit facility.
RBC Capital Markets acted as lead placement agent for the offering. The other placement agents in this offering were comprised of Capital One Southcoast, Inc., Johnson Rice & Company L.L.C., BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Pritchard Capital Partners LLC, Tudor, Pickering & Co. Securities, Inc., Howard Weil Incorporated, Coker & Palmer, Phillips & Mullen, Inc., SunTrust Robinson Humphrey, Inc., FIG Partners, LLC, and Natixis Bleichroeder Inc. A copy of the final prospectus supplement and accompanying base prospectus relating to the offering can be obtained from RBC Capital Markets at 165 Broadway, New York, NY 10006.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the common stock described in this press release, nor shall there be any sale of the common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus as supplemented, which is part of a shelf registration statement that became effective on April 23, 2007.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.
Statements in this news release, including but not limited to the amount of and use of proceeds from the offering and the closing of the offering and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include satisfaction of closing conditions to the offering and completion of the closing of the offering, the results and dependence on exploratory drilling activities, results of any drilling operations, operating risks, oil and gas price levels, and other risks described in the Company’s Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.